        NEWS RELEASE
Exhibit 99.1

Entegris Chief Financial Officer Greg Graves Plans to Retire

Company Initiates Search for Successor

BILLERICA, Mass. – January 23, 2023 – Entegris, Inc. (Nasdaq: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that Greg Graves, executive vice president and chief financial officer, plans to retire in 2023.

The company has initiated a search to identify its next CFO with the assistance of a leading executive search firm and will consider both internal and external candidates. Graves will continue to serve as CFO until his successor is appointed and is expected to remain with the company through a transition period.

“Through his strategic insights, financial discipline and commitment to excellence, Greg has played a critical role at Entegris for the last two decades,” said Bertrand Loy, president and chief executive officer of Entegris. “Over the past 17 years as CFO, Greg has built and solidified our global finance and IT organizations, overseen the successful completion of many strategic acquisitions and integrations; with a shared focus on creating value for all stakeholders. On a personal note, Greg has been a great partner for me in helping Entegris grow from a $700 million company in 2012 when I began as CEO, into the $4 billion global leader we are today. On behalf of the board and management team, I wish Greg all the best in his retirement.”

“It has been a privilege to lead the finance and IT organizations and to work alongside Bertrand and the entire team. The culture Bertrand has shaped at Entegris is second to none,” said Graves. “Entegris is well positioned to continue to lead the industry and drive significant shareholder value. I look forward to partnering with our team to achieve a smooth transition and watching the company’s continued success in the years ahead.”

About Entegris

Entegris is the global leader in electronic materials for the semiconductor market. With approximately 10,000 employees across its global operations, Entegris offers the industry’s most comprehensive and innovative unit-driven end-to-end offering for semiconductor customers, in addition to solutions for the life sciences and other advanced manufacturing environments. Entegris’ solutions help customers improve their performance, productivity and yields to enable technologies that transform the world. It has manufacturing, customer service, and/or research facilities in the United States, Canada, China, France, Germany, Israel, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. For more information about Entegris, visit us at www.entegris.com, or follow us on LinkedIn, Twitter, Facebook, and Instagram.

Investor Contact:
Bill Seymour
VP of Investor Relations, Treasury and Communications
T +1 952-556-1844
bill.seymour@entegris.com

Media Contact:
Connie Chandler
Senior Director of Corporate Communications
T +1 978-436-6546
connie.chandler@entegris.com